EXHIBIT 99.9

CONSENT TO BE NAMED

I hereby confirm my consent to being named as a person who will become a director of Foundation Building Materials, Inc. (the “Company”), in the Registration Statement on Form S-1, including any all amendments and post-effective amendments thereto and any amendments filed under Rule 462(b) increasing the number of shares for which registration is sought (collectively, the “Registration Statement”), relating to the proposed initial public offering of common stock of the Company. This consent may be filed as an exhibit to the Registration Statement.

DATED: January 23, 2017

/s/ Grant Wilbeck
(Signature)